Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

National Semiconductor Corporation:

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the National Semiconductor Corporation Deferred Compensation Plan of our report dated June 9, 2004 (except as to Note 17, which is as of July 7, 2004) with respect to the consolidated balance sheets of National Semiconductor Corporation and subsidiaries as of May 30, 2004 and May 25, 2003, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended May 30, 2004, and the related financial statement schedule, which report appears in the 2004 Annual Report on Form 10-K of National Semiconductor Corporation.

Our report refers to the cumulative effect of a change in accounting principle and the Company’s adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

/s/ KPMG LLP

Mountain View, California

October 26, 2004